Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

          This Separation Agreement and Release (“Agreement”), is entered into effective the ______ day of September, 2006, by Martin P. Mahan (“Executive”) and Bancshares of Florida, Inc., (“Bancshares”).  For purposes of this Agreement, “Bancshares” shall include any and all of Bancshares’ affiliates, parents, subsidiaries, related business entities, successors, and assigns.

          Whereas, Executive is employed by Bancshares as Executive Vice President and Chief Operating Officer pursuant to the terms of a written employment agreement dated February 1, 2005 (“the Employment Agreement”); and

          Whereas, the parties have now resolved to end their employment relationship under the terms and conditions set forth herein,

          Now therefore, for and in consideration of the covenants set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bancshares and Executive agree as follows:

          1.   Effective Date: Executive’s employment with Bancshares will be terminated effective October 1, 2006 (“the Effective Date of Termination”). On the Effective Date of Termination, Mr. Mahan will also resign from the Boards of Directors of Bancshares and of Bank of Florida – Southeast. The Executive will be relieved of all duties and responsibilities related to his positions as of that date.

          2.   Separation Benefits: Upon expiration of the revocation period set forth in Paragraph 10 of this Agreement (“Revocation Period”), and provided that Executive is in compliance with the terms and conditions of this Agreement, Bancshares agrees to provide Executive (or his heirs in the case of Executive’s death) the following severance benefits:

(a)

the base salary he would have been due (i.e., $225,000 per year) from the Effective Date of Termination through December 31, 2008 (totaling $506,250), less applicable withholdings, to be distributed in accordance with ordinary Bancshares pay periods, beginning the next regular pay period after the expiration of the Revocation Period.  Notwithstanding the foregoing:

	(i)	one full year of such severance ($225,000) payable under this Section 2(a) shall be paid to Executive as a lump sum payment on or prior to October 31, 2006; and

(ii)

should a “Change-in-Control” (defined herein to mean the acquisition of greater than 50% of the outstanding shares of Bancshares’ common stock) occur, Executive shall receive any remaining unpaid portion of his severance payable under this Section 2(a) immediately in a lump sum payment.

(b)	a $70,000 payment upon the termination of the Revocation Period, as specific consideration for the non-solicitation covenants contained in Paragraph 7 of this Agreement .

(c)

at Bancshares’ expense, Bancshares shall continue the Executive’s participation in any employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Effective Date of Termination for the shorter of:

	(i)	one year from the date of termination; or

(ii)

the period of time ending on the date the Executive becomes eligible for participation in a comparable plan provided by another employer; provided, however, that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.

(d)

Executive’s rights relative to the following stock option grants shall be as stated in the relevant stock option agreements issued under the Stock Option Program (as defined in Paragraph 5[a]), except that the:

	(i)	grant effective on August 28, 2002 for 22,500 shares shall expire on December 31, 2007 and shall no longer be treated as incentive stock options under the Internal Revenue Code of 1986, as amended.

	(ii)	grant effective on October 21, 2003 for 10,000 shares shall expire on December 31, 2007 and shall no longer be treated as incentive stock options under the Internal Revenue Code of 1986, as amended.

(iii)

grant effective on December 15, 2005 for 4,329 shares shall be governed by the relevant stock option agreement shall expire on December 31, 2007 and shall no longer be treated as incentive stock options under the Internal Revenue Code of 1986, as amended..

	(iv)	grant effective on December 30, 2004 for 15,000 shares shall be governed by the relevant stock option agreement.

	(v)	grant effective on December 15, 2005 for 15,671 shares shall be governed by the relevant stock option agreement.

          Hereafter, the period between the expiration of the Revocation Period and December 31, 2008, shall be referred to as “the Severance Period”. The first payment in the Severance Period shall include the severance payments which accrued from the Effective Date of Termination to the expiration of the Revocation Period.

          3.  Total Severance: Executive acknowledges that Bancshares has paid Executive for any unused vacation and sick/personal business leave time accrued as of the Effective Date of Termination. During the Severance Period, Executive shall not be eligible for any additional compensation, incentive pay, bonuses, stock options, or benefits, except as provided for in this Agreement.  Executive shall not accrue any additional vacation or sick/personal leave during the Severance Period, or any other benefits, rights or privileges he would have accrued as an active employee of Bancshares.

          4. Waiver of Rights: Executive agrees that the severance payments and benefits referenced in this Agreement are in excess of all monies and/or benefits owed by Bancshares to him for any reason whatsoever, and except as specifically provided by this Agreement, all rights associated with Executive’s employment and Employment Agreement are terminated as of the Effective Date of Termination of his employment, which will be October 1, 2006.

          5.(a) In exchange for the consideration set forth in this Agreement, the Executive, for himself and his heirs, successors and assigns, hereby releases and discharges Bancshares, its subsidiaries, affiliates, related companies, predecessors, successors or assigns, and all their executives, employees, officers, directors, agents, shareholders, and assigns, from all claims, charges, liability, legal action, litigation, charges, demands, damages, actions, or causes of actions of any kind, whether known or unknown, which Executive has or may have from the beginning of the world to the date of this Agreement, except as expressly set forth herein. This release includes, but is not limited to: (i) claims arising under any federal, state, or local constitution, statute, regulation, ordinance, or law, including without limitation the Age Discrimination in Employment Act; the Americans with Disabilities Act, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Florida Civil Rights Act, the Family and Medical Leave Act,  (ii) claims arising out of Executive’s employment with Bancshares or the separation of that employment; (iii) claims arising out of any prior oral or written agreements between Executive and Bancshares, including but not limited to the  Employment Agreement; (iv) claims arising under the 1999 Stock Option Plan or the 2005 Stock Compensation Plan, amendments thereto and any agreements executed in connection therewith (collectively “the Stock Option Program”); (v) any purported right of Executive to receive any salary, wages, bonus, stock, insurance, severance pay, commission, paid time off, unemployment compensation or other compensation or benefits of any kind whatsoever; (vi) claims relating to any impairment of Executive’s ability to obtain employment; (vii) claims for attorneys’ fees and costs; and (viii) any and all other state, federal or local statutory, contract, tort or common law claims of any kind.

          (b) In exchange for the consideration set forth in this Agreement, Bancshares hereby releases and discharges Executive from all claims, charges, liability, legal action, litigation, charges, demands, damages, actions, or causes of actions of any kind, whether known or unknown, which Bancshares has or may have from the beginning of the world to the date of this Agreement, except as set forth hereafter. This release includes, but is not limited to: (i) claims arising under any federal, state, or local constitution, statute, regulation, ordinance, or law, (ii) claims arising out of Executive’s employment with Bancshares or the separation of that employment; (iii) claims arising out of any prior oral or written agreements between Executive and any of Bancshares; (iv) claims for attorneys’ fees and costs; and (v) any and all other state, federal or local statutory, contract, tort or common law claims of any kind.  Notwithstanding the foregoing, Bancshares does not release Executive from any claims by third parties for actions taken by Executive which were outside the scope of his authority as an officer and director and have not yet been asserted as of the date of execution of this Agreement. Bancshares does not release or waive any claims arising after the date this Agreement is executed.

          6.  Confidentiality of Agreement: Executive agrees that he shall not disclose, disseminate or publicize the existence, terms, and conditions of this Agreement to any other persons, except as follows: (i) to state and federal authorities to the extent required by law; (ii) in response to an order of a court of competent jurisdiction; (iii) in response to a properly issued subpoena; (iv) to his counsel or accountants; or (v) in an action to enforce this Agreement. Executive acknowledges and agrees that his agreement to maintain the confidentiality of this Agreement is a material inducement to Bancshares entering into the Agreement. If Bancshares establishes in a court of competent jurisdiction, a breach by Executive of this Paragraph, Executive will be liable for liquidated damages in the amount of Ten Thousand Dollars and No Cents ($10,000) for each such breach, without any need to establish actual damage or harm. This Paragraph shall be liberally construed to effect its purpose of assuring maximum permissible confidentiality of this Agreement, which shall be deemed to be of the essence of this Agreement. This provision, however, shall not preclude Bancshares from seeking greater actual damages should such be sustained and quantifiable.

          7. Non-Compete and Non-Solicitation: Executive acknowledges that by virtue of his employment with Bancshares, Executive acquired an intimate knowledge of the activities and affairs of Bancshares, including trade secrets and other confidential matters. The Executive, therefore, agrees that from the date hereof until March 31, 2007, the Executive shall not become directly or indirectly employed, as an employee, independent contractor, consultant, or otherwise, with any bank, savings and loan association, bank holding company or savings and loan holding company (“Financial Institution”), headquartered in Collier, Lee, Hillsborough, Broward, Palm Beach, or Miami-Dade Counties, Florida (“Covered Areas”), or with any person or entity whose intent it is to organize another Financial Institution headquartered in a Covered Area, if, in each foregoing instance, Mr. Mahan’s physical office or principal place of work with such Financial Institution is located in a Covered Area.

          Executive further agrees that from the date hereof until December 31, 2007, Executive shall not, directly or indirectly: (i) solicit the business of any then current customer (e.g., borrower or depositor) of Bancshares or of any of Bancshares’ subsidiaries, regardless of whether or not Executive was responsible for generating such customer’s business for Bancshares or of any of Bancshares’ subsidiaries; or (ii) solicit any employees of Bancshares or of any of Bancshares subsidiaries.

          Executive hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

          Further, each party to this Agreement acknowledges and agrees that in the event that any conflict and/or inconsistency in term(s) exists between the Employment Agreement and this Agreement, including but not limited to the terms of this Section 7, the term(s) of this Agreement shall fully supersede such conflicting and/or inconsistent term(s) of the Employment Agreement, without exception.

          8. Personal Property and Proprietary Information: The Executive agrees to return to Bancshares no later than the close of business two days after the execution of this Agreement any confidential or proprietary information, property (including any automobiles or mobile communication devices or other electronics) and equipment belonging to Bancshares, and warrants that he will not retain any copies of the foregoing.

          9. Post-Termination Obligations: Bancshares shall pay to Executive such payments and benefits as are required pursuant to this Agreement; provided, however, any such payments shall be subject to Executive’s post-termination cooperation. Such cooperation shall include the following:

          (a)  Executive shall furnish such information and assistance as may be reasonably required by Bancshares or one of its subsidiaries in connection with any litigation or settlement of any dispute between Bancshares and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

(b) Executive shall provide such information or assistance to Bancshares in connection with any regulatory examination by any state or federal regulatory agency;

(c) Executive shall keep all of Bancshares’ trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

          Upon submission of proper receipts, Bancshares shall promptly reimburse the Executive for any reasonable expenses incurred by the Executive in complying with the provisions of this Paragraph 9.

          10. Revocation and Consideration Period: The Executive has up to twenty-one (21) calendar days following his receipt of this Agreement to consider this Agreement prior to signing. Executive has been advised to consult with an attorney prior to executing this Agreement, and has done so. Executive may revoke this Agreement within seven (7) days after his execution of this Agreement. If Executive elects to revoke this Agreement within time allotted, Executive shall deliver notice of such election in writing to Bancshares’ Chief Executive Officer, Michael L. McMullan, 1185 Immokalee Road, Naples, Florida 34110, prior to 5 p.m. on the seventh day after execution. Executive understands that Bancshares shall not commence payment of the severance payments and benefits set forth in Paragraph 2 above until and unless the periods set forth in this Paragraph (including the notice period to Bancshares) have expired and the Executive has not revoked the Agreement.  This Agreement shall not be enforceable until after the seven (7) day Revocation Period has expired. In the event that Executive revokes this Agreement, the severance payments and benefits described herein will not be paid to Executive, this Agreement will be void and the parties shall be restored to the status quo ante.

          11. Mutual Nondisparagement: (a) For the 36 month period commencing on the date of this Agreement, the Executive shall not knowingly make any Public Statements (or statements which do not qualify as Public Statements), written or oral, which disparage or defame Bancshares or its subsidiaries or their directors, executive officers, or employees, or their representatives or advisors in their capacity as representatives and advisors to Bancshares or its subsidiaries. Furthermore, the Executive will use his best efforts to prevent any other person from making any Public Statements, written or oral, which disparage or defame Bancshares or its subsidiaries or their directors, executive officers, or employees, or their representatives or advisors in their capacity as representatives and advisors to Bancshares or its subsidiaries.

          (b) For the 36 month period commencing on the effective date of this Agreement, Bancshares shall not make and shall instruct its subsidiaries, executive officers and directors (collectively “Covered Individuals”) not to knowingly make any Public Statements, written or oral, which disparage or defame the Executive.

          (c) For purposes of this Paragraph 11, (i) the term “Public Statement” shall mean any statement that the person who makes it intends, or could reasonably expect, to become public, and (ii) no Public Statement shall be attributed to the Bancshares unless it is made by a Covered Individual or an advisor in an official statement or is in the form of a press release or other similar public statement on behalf of Bancshares or one of its subsidiaries. Notwithstanding the foregoing, nothing in this Section 7 shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory Public Statements made after the Effective Date of Termination to the extent reasonably necessary to correct or refute such Public Statements or (ii) making any truthful statement to the extent (x) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information or (y) necessary in any litigation or other proceeding between the parties including, without limitation, in connection with this Agreement or its enforcement.

          12. Remedies for Breach: (a)    The Executive and Bancshares agree that, except for the specific remedies for injunctive relief as contained in Paragraph 12(b), any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing party to said arbitration shall be entitled to an award of reasonable attorneys’ fees. The venue for arbitration shall be in Collier County, Florida.

          (b)  The Executive and Bancshares acknowledge and agree that the services to be performed by Executive are special and unique and that money damages cannot fully compensate Employer in the event of Executive’s violation of the provisions of Paragraphs 6, 7, 8, 9 and 11 of this Agreement. Thus, in the event of a breach of any of the provisions of any such Paragraph, the Executive agrees that Bancshares, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining the Executive from any further breach of the terms and provision of such Paragraph. Should the Executive prevail in an action seeking such an injunction, the Executive shall pay all costs and attorneys’ fees incurred by Bancshares in and relating to obtaining such injunction. The Executive’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of attorneys’ fees. The Executive hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

          (c)  Notwithstanding any other provision of this Agreement, the injunctive relief described in Paragraph 12(b) herein and all other remedies provided for in this Agreement which are available to Bancshares as a result of the Executive’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Bancshares.

          12. Amendments: This Agreement may not be altered, amended, modified or terminated except in writing by both the Executive and an authorized representative of Bancshares. This Agreement, constitutes the entire Agreement between Executive and Bancshares, written or oral, and supercedes all prior agreements between the parties. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Bancshares and Executive, and Executive consents to enforcement of any covenant herein by any such successor or assign.

          13. Governing Law/Jurisdiction: This Agreement will be construed in accordance with the laws of the State of Florida.  The parties stipulate and consent to the jurisdiction of the federal and state courts in the State of Florida, and to venue in Collier County, in connection with any claim or controversy arising out of or connected with this Agreement. Except as otherwise provided in this Agreement, in any dispute arising under this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

          14. Severability: The parties agree that, if any provision in this Agreement is held to be invalid, illegal or unenforceable, such provision will be severed herefrom, and the remainder of this Agreement will continue to be valid and enforceable.

          15. Acknowledgment: The undersigned parties have had an opportunity to read and review this document and they freely, voluntarily and without coercion agree to the terms set forth within the Agreement and waive any rights in contradiction thereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE	BANCSHARES OF FLORIDA, INC.

/s/ Martin P. Mahan	By:	/s/ Joe B. Cox

Martin P. Mahan		Joe B. Cox
Vice Chairman of the Board